Exhibit 99.1
Tronox Reports Fourth Quarter and Full Year 2024 Financial Results

Fourth quarter performance in line with expectations

Launched cost improvement plan targeting $125-175 million of sustainable savings

STAMFORD, Conn., Feb. 12, 2025/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending December 31, 2024:

Fourth Quarter 2024 Financial Highlights:
•	Revenue of $676 million
•	Income from operations of $48 million; Net loss of $30 million
•	Adjusted EBITDA of $129 million; Adjusted EBITDA margin of 19.1% (non-GAAP)
•	GAAP diluted loss per share of $0.19; Adjusted diluted income per share of $0.03 (non-GAAP)

Full Year 2024 Financial Highlights:
•	Total revenue of $3,074 million
•	Income from operations of $219 million; Net loss of $54 million (includes $49 million tax valuation allowance); Adjusted net loss of $12 million (non-GAAP)
•	Adjusted EBITDA of $564 million; Adjusted EBITDA margin of 18.3% (non-GAAP)
•	GAAP diluted loss per share of $0.31; Adjusted diluted loss per share of $0.08 (non-GAAP)
•	Capital expenditures of $370 million
•	Returned $80 million to shareholders in the form of dividends

Outlook:
•	2025 Revenue expected to be $3.0-3.4 billion
•	2025 Adjusted EBITDA expected to be $525-625 million
•	2025 Capital expenditures of $375-395 million
•	2025 Free cash flow expected to be relatively flat at the midpoint of the range
•	Identified $125-175 million of sustainable, run-rate cost improvements achievable by the end of 2026

This outlook is based on Tronox’s current views of global economic activity and is subject to changes and impacts associated with global supply chain and inflation-related challenges, among others.

Note: For the Company’s guidance with respect to 2025 Adjusted EBITDA and free cash flow we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Summary of Financial Results for the Quarter Ending December 31, 2024

($M unless otherwise noted)	Q4 2024	Q4 2023	Y-o-Y %∆	Q3 2024	Q-o-Q %∆
Revenue	$676	$686	(1)%	$804	(16)%
TiO2	$533	$519	3%	$616	(13)%
Zircon	$75	$57	32%	$74	1%
Other products	$68	$110	(38)%	$114	(40)%
Income from operations	$48	$8	500%	$54	(11)%
Net (Loss)	$(30)	$(56)	n/m	$(25)	n/m
Net (Loss) attributable to Tronox	$(30)	$(56)	n/m	$(25)	n/m
GAAP diluted (loss) per share	$(0.19)	$(0.36)	n/m	$(0.16)	n/m
Adjusted diluted earnings (loss) per share	$0.03	$(0.38)	n/m	$(0.13)	n/m
Adjusted EBITDA	$129	$94	37%	$143	(10)%
Adjusted EBITDA Margin %	19.1%	13.7%	540 bps	17.8%	130 bps
Free cash flow	$(35)	$51	n/m	$(14)	n/m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price/Mix	FX	Volume	Price/Mix	FX
TiO2	4%	(1)%	0%	(11)%	(1)%	(1)%
Zircon	43%	(11)%	— %	9%	(8)%	— %

CEO Remarks
Chief Executive Officer John D. Romano commented “Tronox delivered fourth quarter results in line with expectations despite continued macro weakness. Strong TiO2 commercial performance in Asia Pacific and Latin America mitigated continued lagging demand in Europe, while North America performed as expected. Zircon sales exceeded our previous guidance, driven by strong execution from our commercial group. Additionally, despite significant competitive dynamics across all products, pricing came in as anticipated. On operations, we realized $75 million of production cost improvements compared to Q4 2023, owing to consistent and reliable performance in the fourth quarter. As a result, Tronox delivered an Adjusted EBITDA of $129 million in the quarter, well within the previously guided range of $120-$135 million, and an Adjusted EBITDA margin of 19.1%.

“Reflecting on the full year, I am proud of the work our team did to remain focused on the things we can control and influence. In 2024, we heightened our focus on safety and reduced our total recordable injuries by 23%. We enhanced our focus on operations, resulting in significant production cost improvements in the second half of 2024. We continued to execute on our capital allocation strategy, prioritizing investments in the business including replacing our mines reaching end of life. Additionally, we strengthened our balance sheet through opportunistic refinancing transactions and returned $80 million to shareholders in the form of dividends.”

Mr. Romano concluded, "As we look ahead to 2025, we remain committed to safety, continuous improvement and disciplined cost management across our entire business as we navigate through economic uncertainties. Part of our strategy includes the launch of a cost improvement program. We identified $125-175 million in sustainable cost savings, achievable on a run-rate basis by the end of 2026. This program is focused on enhancing cost efficiency and optimizing asset performance across all aspects of our business. We will continue to evaluate every aspect of our business to drive further improvements.”

Fourth Quarter 2024 Results
(Comparisons are to prior year (Q4 2024 vs. Q4 2023) unless otherwise noted)

The Company reported fourth quarter revenue of $676 million, a decrease of 1%, driven by unfavorable average selling prices and product mix impact on TiO2 and zircon and lower revenue from other products, partially offset by higher sales volumes of zircon and TiO2.

Revenue from TiO2 sales was $533 million, an increase of 3% driven by a 4% increase in volumes partially offset by a 1% price decrease in average selling prices and product mix. Sequentially, TiO2 sales decreased 13%, driven by an 11% decrease in volumes, a 1% decline in average selling prices and mix, and a 1% unfavorable exchange rate impact.

Zircon revenue increased 32% to $75 million, driven by a 43% increase in volumes, partially offset by an 11% decrease in average selling prices and unfavorable mix impact. Sequentially, zircon revenue increased 1%, driven by a 9% increase in volumes, partially offset by a 8% decrease in average selling prices and unfavorable mix impact.

Revenue from other products was $68 million, a decline of 38% year-over-year, and a sequential decline of 40% primarily due to the opportunistic sales of ilmenite and heavy mineral concentrate tailings that occurred in the fourth quarter of 2023 and the third quarter of 2024 that did not repeat in the fourth quarter of 2024.

Net loss attributable to Tronox in the quarter was $30 million, or a loss of $0.19 per diluted share, compared to a net loss of $56 million, or loss of $0.36 per diluted share in the year-ago period. Adjusted net income attributable to Tronox (non-GAAP) was $4 million, or earnings of $0.03 per diluted share.

Adjusted EBITDA of $129 million represented a 37% increase compared to the fourth quarter 2023, driven primarily by improved absorption from higher production volumes and favorable production costs partly offset by lower sales volume of other products, product pricing and mix impacts, and headwinds from exchange rates. Adjusted EBITDA margin was 19.1% for the quarter.

Sequentially, Adjusted EBITDA decreased 10% due to lower sales volumes of other products and TiO2, headwinds from average selling prices and mix impacts, partly offset by improved production costs, favorable exchange rates, and lower other company costs.

The Company's selling, general and administrative expenses were $69 million in the quarter. Net interest expense was $40 million. Depreciation, depletion and amortization expense was $71 million.

Full Year 2024 Results
The Company reported full-year revenue of $3,074 million, an increase of 8% year-over-year. Net loss attributable to Tronox was $48 million, or a loss of $0.31 per diluted share. Excluding non-recurring adjustments totaling $36 million or $0.23 per diluted share, adjusted net loss attributable to Tronox (non-GAAP) was $12 million or a loss of $0.08 per diluted share. Adjusted EBITDA of $564 million increased 8% compared to $524 million in the prior year. Adjusted EBITDA margin was 18.3% for the year.

Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the year with $2.9 billion of total debt, $2.7 billion of net debt and a net leverage ratio of 4.8x on a trailing twelve-month basis. As of December 31, 2024, available liquidity totaled $578 million, including $151 million in cash and cash equivalents and $427 million under existing revolving credit agreements.

Free cash flow for the year was a use of $70 million. Capital expenditures were $370 million. The Company returned $80 million to shareholders in the form of dividends in the year.

Outlook
For the full year 2025, the Company is expecting revenue to be $3.0-3.4 billion driven by improving TiO2 and zircon volumes, partially offset by lower sales from other products. Adjusted EBITDA is expected to be $525-625 million, with improved pigment production costs, partially offset by higher mining production costs. The Company expects the second half of 2025 to be stronger than the first half. Capital expenditures are expected to be $375-395 million. Free cash flow is expected to be relatively flat at the midpoint of the range. The Company identified $125-175 million of sustainable, run-rate cost improvements deliverable by the end of 2026. The Company expects the majority of these savings to be weighted more towards 2026.

Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, February 13, 2025, at 9:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference (a dial-in number and unique participant ID will be made available upon registration). Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.

Replay: A webcast replay will be available at investor.tronox.com following the call.

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, anticipated costs, benefits and timing of capital projects including planned mining expansions, the Company's anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement plan, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Investor Relations and Media Contact: Jennifer Guenther
+1.203.705.3701 extension: 103701 (Media)
+1.646.960.6598 (Investor Relations)

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$676	$686	$3,074	$2,850
Cost of goods sold	559	608	2,559	2,388
Gross profit	117	78	515	462
Selling, general and administrative expenses	69	70	296	276
Income from operations	48	8	219	186
Interest expense	(41)	(45)	(167)	(158)
Interest income	1	8	10	18
Loss on extinguishment of debt	—	—	(3)	—
Other income (expense), net	7	(3)	14	3
Income (Loss) before income taxes	15	(32)	73	49
Income tax (provision) benefit	(45)	(24)	(127)	(363)
Net (loss) income	(30)	(56)	(54)	(314)
Net (loss) income attributable to noncontrolling interest	—	—	(6)	2
Net (loss) income attributable to Tronox Holdings plc	$(30)	$(56)	$(48)	$(316)

Loss per share:
Basic	$(0.19)	$(0.36)	$(0.31)	$(2.02)
Diluted	$(0.19)	$(0.36)	$(0.31)	$(2.02)

Weighted average shares outstanding, basic (in thousands)	158,038	156,818	157,819	156,397
Weighted average shares outstanding, diluted (in thousands)	158,038	156,818	157,819	156,397

Other Operating Data:
Capital expenditures	117	59	370	261
Depreciation, depletion and amortization expense	71	69	285	275

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(30)	$(56)	$(48)	$(316)
Loss on extinguishment of debt (a)	—	—	3	—
Sale of royalty interest (b)	—	—	(21)	—
Other (c)	1	(4)	5	(1)
Tax valuation allowance (d)	33	—	49	293
Adjusted net income (loss) attributable to Tronox Holdings plc (non-U.S. GAAP) (1)(2)	$4	$(60)	$(12)	$(24)

Diluted net (loss) income per share (U.S. GAAP)	$(0.19)	$(0.36)	$(0.31)	$(2.02)

Loss on extinguishment of debt, per share	—	—	0.02	—
Sale of royalty interest, per share	—	—	(0.13)	—
Other, per share	0.01	(0.03)	0.03	(0.01)
Tax valuation allowance, per share	0.21	—	0.31	1.88
Diluted adjusted net income (loss) per share attributable to Tronox Holdings plc (non-U.S. GAAP)	$0.03	$(0.38)	$(0.08)	$(0.15)

Weighted average shares outstanding, diluted (in thousands)	158,262	156,818	157,819	156,397

(a) Represents the loss in connection with the refinancing of the Term Loan Facility in the U.S.
(b) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Consolidated Statements of Operations.
(c) Represents other activity not representative of the ongoing operations of the Company.
(d) 2024 amount represents the establishment of a full valuation allowance against the deferred tax assets within our Brazilian and Netherlands jurisdictions. 2023 amount represents the establishment of a full valuation allowance against the deferred tax assets within our Australian jurisdiction.

(1) Only the sale of royalty interest amount and certain other items have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

TRONOX HOLDINGS PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	December 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$151	$273
Restricted cash	1	—
Accounts receivable (net of allowance of $1 in 2024 and $3 in 2023)	266	290
Inventories, net	1,551	1,421
Prepaid and other assets	184	141
Income taxes receivable	2	10
Total current assets	2,155	2,135
Noncurrent Assets
Property, plant and equipment, net	1,927	1,835
Mineral leaseholds, net	616	654
Intangible assets, net	244	243
Lease right of use assets, net	140	132
Deferred tax assets	830	917
Other long-term assets	126	218
Total assets	$6,038	$6,134

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$499	$461
Accrued liabilities	247	230
Short-term lease liabilities	24	24
Short-term debt	65	11
Long-term debt due within one year	35	27
Income taxes payable	4	0
Total current liabilities	874	753
Noncurrent Liabilities
Long-term debt, net	$2,759	$2,786
Pension and postretirement healthcare benefits	85	104
Asset retirement obligations	172	172
Environmental liabilities	40	48
Long-term lease liabilities	107	103
Deferred tax liabilities	174	149
Other long-term liabilities	36	39
Total liabilities	4,247	4,154

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 157,938,056 shares issued and outstanding at December 31, 2024 and 156,793,755 shares issued and outstanding at December 31, 2023	2	2
Capital in excess of par value	2,084	2,064
Retained Earnings	555	684
Accumulated other comprehensive loss	(880)	(814)
Total Tronox Holdings plc shareholders’ equity	1,761	1,936
Noncontrolling interest	30	44
Total equity	1,791	1,980
Total liabilities and equity	$6,038	$6,134

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(54)	$(314)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	285	275
Deferred income taxes	110	330
Share-based compensation expense	21	21
Amortization of deferred debt issuance costs and discount on debt	10	9
Loss on extinguishment of debt	1	-
Other non-cash affecting net (loss) income	30	37
Changes in assets and liabilities:
Decrease in accounts receivable, net	11	84
Increase in inventories, net	(115)	(151)
Decrease in prepaid and other assets	40	37
Decrease in accounts payable and accrued liabilities	(11)	(84)
Net changes in income tax payables and receivables	10	(24)
Changes in other non-current assets and liabilities	(38)	(36)
Cash provided by operating activities	300	184

Cash Flows from Investing Activities:
Capital expenditures	(370)	(261)
Proceeds from the sale of assets	27	6
Cash used in investing activities	(343)	(255)

Cash Flows from Financing Activities:
Repayments of short-term debt	(18)	(148)
Repayments of long-term debt	(228)	(17)
Proceeds from short-term debt	55	86
Proceeds from long-term debt	217	347
Debt issuance costs	(16)	(3)
Dividends paid	(80)	(89)
Restricted stock and performance-based shares settled in cash for taxes	(1)	-
Cash provided by (used in) financing activities	(71)	176

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(7)	4

Net (decrease) increase in cash and cash equivalents and restricted cash	(121)	109
Cash and cash equivalents and restricted cash at beginning of period	273	164
Cash and cash equivalents and restricted cash at end of period	$152	$273

TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTH ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net loss (U.S. GAAP)	$(30)	$(56)	$(54)	$(314)
Interest expense	41	45	167	158
Interest income	(1)	(8)	(10)	(18)
Income tax provision (benefit)	45	24	127	363
Depreciation, depletion and amortization expense	71	69	285	275
EBITDA (non-U.S. GAAP)	126	74	515	464
Share-based compensation (a)	4	6	21	21
Loss on extinguishment of debt (b)	—	—	3	—
Foreign currency remeasurement (c)	(11)	1	(1)	(6)
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (d)	1	8	23	22
Accounts receivable securitization program costs (e)	4	3	15	12
Sale of royalty interest in certain Canadian mineral properties, net of fees (f)	—	—	(28)	—
Other items (g)	5	2	16	11
Adjusted EBITDA (non-U.S. GAAP)	$129	$94	$564	$524

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$676	$686	$3,074	$2,850
Net loss (U.S. GAAP)	$(30)	$(56)	$(54)	$(314)
Net loss (U.S. GAAP) as a % of Net sales	(4.4)%	(8.2)%	(1.8)%	(11.0)%

Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	19.1%	13.7%	18.3%	18.4%

	December 31,
	2024		2023
Long-term debt, net	$2,759		$2,786
Short-term debt	65		11
Long-term debt due within one year	35		27
(Less) Cash and cash equivalents	(151)		(273)
Net debt	$2,708		$2,551
Adjusted EBITDA (non-U.S. GAAP) (see above)	564		524
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	4.8	x	4.9	x

(a) Represents non-cash share-based compensation.
(b) Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(c) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.
(d) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(e) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(f) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Consolidated Statements of Operations.
(g) Includes noncash pension and postretirement costs, asset write-offs, severance expense, and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash provided by operating activities to free cash flow for the three months and year ended December 31, 2024:

	Year Ended December 31, 2024	Nine Months Ended September 30, 2024	Three Months Ended December 31, 2024
Cash provided by operating activities	$300	$218	$82
Capital expenditures	(370)	(253)	(117)
Free cash flow (non-U.S. GAAP)	$(70)	$(35)	$(35)